Direct and Indirect Subsidiaries, and Operating Divisions,
of Myers Industries, Inc.
As of June 30, 2012

North and Central American Operations
Ameri-Kart Corp.	Kansas
- WEK South Corp	North Carolina
Ameri-Kart (MI) Corp.	Michigan
Buckhorn Inc.	Ohio
- BRP Hannibal Inc.	Missouri
Grower Express Trucking, Inc.	Ohio
Lone Star Plastics, Inc.	Nevada
- Amerikan LLC	Florida
- Kord USA, Inc.	South Carolina
- Texan Polymer Group, Inc.	Texas
- WhiteRidge Plastics, LLC	North Carolina
MYE Automotive, Inc.	Delaware
- MRP, Inc.	Michigan
- WEK Industries, Inc.	Delaware
MYE Canada Operations Inc.	Canada
MYEcap Financial Corp.	Ohio
MYELux, LLC	Ohio
Myers do Brasil Embalagens Plasticas Ltda.	Brazil
Myers Holdings Brasil Ltda. (99%)	Brazil
Myers Tire Supply International, Inc.	Ohio
- Myers de El Salvador S.A. De C.V. (75%)	El Salvador
- Orientadores Comerciales S.A.	Guatemala
- Myers de Panama S.A.	Panama
- Myers TSCA, S.A.	Panama
Myers de El Salvador S.A. De C.V. (25%)	El Salvador
Myers Tire Supply Distribution, Inc.	Ohio
Myers Tire Supply.com, Inc.	Ohio
Patch Rubber Company	North Carolina
- Kwik Patch Private Ltd. (39.98%)	India
Productivity California, Inc.	California

Direct and Indirect Subsidiaries, and Operating Divisions,
of Myers Industries, Inc.
As of June 30, 2012

Reported Operating Division of Myers Industries, Inc. and Subsidiaries
Akro-Mils (of Myers Industries, Inc.)	Akron, Ohio
Dillen Products (of Myers Industries, Inc.)	Middlefield, Ohio
Myers Tire Supply (of Myers Industries, Inc.)	Akron, Ohio
Buckhorn Canada (of MYE Canada Operation Inc.)	Ontario, Canada
Myers Tire Supply of Canada (of MYE Canada Operations Inc.)	Ontario, Canada
Listo Products (of MYE Canada Operations, Inc.)	Yukon Territory
ITML Horticultural Products (of MYE Canada Operations Inc.)	Ontario, Canada